Exhibit 5.1

Highwoods Properties, Inc.
April 15, 1997
Page 1


                       Smith Helms Mulliss & Moore, L.L.P.
                                Attorneys at Law
                             Raleigh, North Carolina


                                                  April 15, 1997


Highwoods Properties, Inc.
3100 Smoketree Court
Suite 600
Raleigh, North Carolina  27604

Ladies and Gentlemen:


This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 4,509,630 shares (the "Shares") of common stock, par value $.01 per share, of Highwoods Properties, Inc., a Maryland corporation (the "Company").


In connection with rendering this opinion, we have examined the Articles of Incorporation and Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares (the "Registration Statement"), and the prospectus contained therein (the "Prospectus"), and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.


We assume that the issuance, sale and amount of the Shares to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company consistent with the procedures and terms described in the Registration Statement (each, a "Board Action") and in accordance with the Company's Articles of Amended and Restated of Articles of Incorporation, as amended (the "Articles"), and applicable Maryland law.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Maryland and Maryland contract law. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, when the Registration Statement has become effective under the Act, upon due authorization by Board Action of an issuance of Shares, and upon issuance and delivery of such Shares against payment therefor in accordance with the terms of such Board Action, and as contemplated by the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.




                                         Very truly yours,

                                         SMITH HELMS MULLISS & MOORE, L.L.P.

                                         /s/ Smith Helms Mulliss & Moore, L.L.P.


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